LOAN AGREEMENT


     WHEREAS, the CITY of Madison, a political subdivision of the State of South Dakota, hereinafter referred to as the CITY, and Gehl Company, a Wisconsin corporation, hereinafter referred to as Gehl, have entered into an agreement by which the CITY is providing a loan for the improvement of real property described as:

     Lots One (1), Two (2), Three (3) and Four (4) in Madison Industrial Park, ; and the North 334.4 Feet of Lot Nine (9) except the East 177.4 Feet thereof; and the North 334.4
     Feet of the West Half (W1/2) of Lot Ten (10), and the North
     334.4 Feet of the East Half (E1/2) of Lot Ten (10), all in County Auditor's Fourth Addition to Madison, Lake County, South Dakota

     It is covenanted and agreed by and between the parties the following terms and conditions shall be the basis for the loan from the CITY to Gehl.

     1.) Gehl shall receive a Two Hundred Fifty Five Thousand and no/100 ($255,000.00) Dollar loan from the CITY of Madison to be evidenced by a Promissory Note in the principal sum of Two Hundred Fifty Five Thousand and no/100 ($255,000.00) Dollars secured by a shared first mortgage with the South Dakota Board of Economic Development on a pro rated basis as set forth in a separate Mortgage Subordination and Parity Agreement.

     2.) The loan in the sum of $255,000.00 with interest thereon at the rate of three per cent (3%) per annum with a blended monthly payment of principal and interest based upon a 20 year amortization with fifty nine (59) monthly payments of $1,414.23 and a balloon payment to be paid at the expiration of five (5) years payable on or before September 1, 2003. If payment is not made by the due date of each payment a late fee in the sum of $63.00 per day shall be assessed. Payment shall first be applied to any late fees and interest outstanding and then to principal. Adjustments to the interest rate based upon the number of jobs as set forth in this agreement may be made after year one of this agreement on a yearly basis if the required F.T.E. is not met pursuant to Section 4 below.

     3.) The building presently on the real property has been modified by an addition partially financed through the funds received from the CITY and South Dakota Board of Economic Development on the shared mortgage as hereinbefore set forth, and all monies will be used for the purpose of expanding an existing industry in the Lake County area. This expanded industry will create eight (8) new jobs by May 31, 1998, and an additional forty three (43) F.T.E. jobs will be created by May 31, 2000, (8 + 43 = 51). These numbers shall continue for the remainder of the loan.

     4.) It is further agreed that in the event the number of new employees does not reach the full time employment (F.T.E.) levels identified in Section 3.) above, the interest rate identified on the aforesaid Promissory Note shall increase by one half of one percent (1/2%) for each six month period during which the required F.T.E. is not met, the initial six month period to begin on the first day of the month following the failure of Gehl to achieve the required F.T.E. goal after the first anniversary date of the Loan Agreement. In the event Gehl does not achieve the required F.T.E. goal during the initial six month period following the failure of Gehl to achieve the required F.T.E. goal, the interest rate applicable to the aforementioned Promissory Note shall increase by one half of one percent (1/2%) for each successive six (6) month period during which the F.T.E. goal is not achieved; provided, however the maximum interest applicable to the Promissory Note shall not exceed one percent (1%) less than the prime rate charged by First Bank of Minneapolis, N.A. as its base rate on corporate loans, determined as of the date Gehl fails to meet the F.T.E. goal. In the event Gehl does meet the required F.T.E. goal, the interest rate applicable to the Promissory Note shall revert to three percent (3%) as of the date Gehl does meet the required F.T.E. goal, provided Gehl submits to the CITY satisfactory documentation that the F.T.E. goal was attained.

     5.) On the date of closing, Gehl shall provide the CITY a Promissory Note and Mortgage in the principal sum of $255,000.00 with the terms as hereinbefore described (hereinafter collectively referred to as Loan Documents).

     6.) Gehl will reimburse the CITY for the cost of any obligations incurred by the CITY in connection with this loan which shall include legal fees not to exceed $2,000.00 plus costs of transfer fees, filing fees including but not limited to title insurance or abstracting.

     7.) Gehl shall abide with all Federal, State, and Municipal laws, regulations, and rules concerning zoning, use and land use, building code, fire, environmental, and any reporting required by any governmental entity.

     8.) Gehl will provide to the CITY the information set forth on attached Exhibit "A" every six (6) months; said information to be provided as long as there is an outstanding loan from the CITY to Gehl; and said information will be used by the CITY for the purposes of determining whether or not the requirements of F.T.E. have been met in conformity with paragraph (4) of this agreement.

    9.) Gehl agrees to indemnify and hold harmless the CITY, it's agents or employees from any and all losses, expenses, damages, demands and claims in connection with or arising out of any injury or alleged injury of any persons (including death) or damage or alleged damage to personal or real property, sustained or alleged to have been sustained in connection with or to have arisen out of Gehl interest in or use of the real property hereinbefore described, and Gehl agrees to defend any suit or action brought against the CITY it's agent, employees or any of them based on such injury or damage and to pay all damages, costs and expenses including attorney fees in connection herewith or resulting therefrom.

    10.) Gehl shall have the right to prepay under this Loan Agreement in any amount without penalty during the term of this Loan Agreement. Further, in the event the F.T.E. does not meet the requirements set forth in paragraph 4, then Gehl shall have the right to prepay on the loan in full without penalty.

    11.) That failure to comply with any of the provisions of this agreement shall be deemed to be a breach of the terms and conditions of the loan. In the event any breach shall occur the CITY may demand payment of the note in full.

    12.) This agreement is legally binding upon the legal heirs, executors, administrators, successors, and assigns of the respective parties.

    13.) Any required or permitted notice or other communication under this Loan Agreement shall be in writing and addressed as follows:

     If to City:  Finance Officer, City of Madison
                  PO Box 308
                  Madison, South Dakota 57042

     If to Gehl:  General Counsel, Gehl Company
                  143 Water Street
                  West Bend, Wisconsin 53095

Any such notice or other communication, if mailed, shall be sent by registered or certified mail, return receipt requested. Notices or communications to or between the parties shall be deemed sufficiently served or given for all purposes hereunder on the first to occur of the receipt of such notice or other communication or the fifth day after the time the same shall be deposited in the mail or, if personally delivered when received by such party.

    14.) This Loan Agreement and the Loan Documents may not be amended except in writing, which writing shall be expressly identified as a part hereof or thereof, and which writing will be signed by an authorized representative of each of the parties.

     Dated this 9th day of September,  l998.

                         CITY OF MADISON


                         /s/ Royce D. Hueners
                         Mayor

ATTEST
/s/Jeff Heinemeyer
CITY Finance Officer

                         GEHL COMPANY

                         /s/Kenneth P. Hahn
                         It's Vice President

ATTEST:

/s/ M. J. Mulcahy
It's Secretary

STATE OF SOUTH DAKOTA   )
                         : SS
COUNTY   OF  LAKE       )

     On this the 9th day of September, l998, before me, Claudea DeRungs, the undersigned officer personally appeared Royce D. Hueners and Jeff Heinemeyer, who acknowledged themselves to be the Mayor and Finance Officer respectively, of the City of Madison, a municipal corporation, and that they, as such Mayor and Finance Office being so authorized to do, executed the foregoing instrument by signing the name of the City of Madison by themselves as Mayor and Finance Officer thereof.

     In witness whereof I hereunto set my hand and official seal.

                         Claudia DeRungs
                         Notary Public, South Dakota
                         My commission expires: 9-29-2001

STATE OF WISCONSIN      )
                         : SS
COUNTY   OF  WASHINGTON )

     On this the 8th day of September, l998, before me, Laurence Schwartz, the undersigned officer personally appeared Kenneth P. Hahn and Michael J. Mulcahy, who acknowledged themselves to be the Vice President and Secretary of Gehl Company respectively, and that they, as such President and Secretary being so authorized to do, executed the foregoing instrument by signing the name of Gehl Company by themselves as Vice President and Secretary thereof.

     In witness whereof I hereunto set my hand and official seal.
                    /s/Laurence Schwartz
                    Notary Public, Wisconsin
                    My commission expires: Permanent